Exhibit 10.1

Lawson Software Operations AB	2006-5
Member of the Lawson Group	Reseller Agreement

This RESELLER AGREEMENT is made on April 27, 2007 by and between

Lawson International AB, Swedish Corp. Reg. No. 556387-8148, Vendevägen 89, Box 596,
S-182 15 Danderyd, Sweden hereinafter referred to as the “Supplier”

and

Symphony Service Corp. (India) Pvt Ltd, a company incorporated as per the provisions of the Indian Companies Act, 1956, with its registered office at No. 13, Magrath Road, ‘Embassy Heights’, Bangalore 560 025, India hereinafter referred to as the “Reseller”.

Recitals

WHEREAS the Supplier is a member of the Lawson Group;

WHEREAS the Lawson Group is engaged in the business of creating, developing and/or marketing a standard software product known as Lawson including software developed by third parties however delivered by the Supplier) and the documentation and manuals therefore (the “Software”) and supporting, implementing, developing and enhancing the Software (“Maintenance”);

WHEREAS, under the terms of the Business Transfer Agreement dated March 11, 2005, between the Supplier and Intentia South Asia Pvt. Ltd. [of which the Franchise Agreement dated March 4, 1999, between the Supplier (then under the name of Intentia International AB and Intentia South Asia Pvt. Ltc. (the “Franchise Agreement”) forms a part], the Reseller was granted an exclusive right to, market and distribute the Software in India;

WHEREAS the Business Transfer Agreement envisaged that the Franchise Agreement be superseded and replaced by an agreement entered into between the Supplier and the Reseller. The Parties have now agreed that under this Agreement, this Reseller Agreement, the Reseller is hereby granted a non-exclusive right to grant licenses, market, distribute and perform support of the Software (as defined herein) to existing and future end users within India (the “Territory”), in accordance with the terms and conditions herein contained.

Now, therefore, it is agreed by and between the parties hereto as follows:

As of the effective date above, this Reseller Agreement fully replaces and supersedes, the Franchise Agreement, mentioned above. The relationship between the parties in relation to the Lawson Software sales and implementation in the Territory shall hereinafter be governed solely by this Reseller Agreement.

Definitions

1                                          “Customer” means an existing and future Software end user customer of the Reseller within the Territory and/or customers head quartered in the Territory with global operations outside of the Territory.

2                                          “Customer Agreement” means the agreement between the Reseller and the Customer for ordering by the Customer of licenses and Maintenance for all or part of the Licensed Software.

3                                          “Lawson Certification” means a validation of a person’s Lawson Software implementation or consulting skills, granted by the Lawson Group upon completion of the relevant training and/or passing the relevant examination, as determined by the Lawson Group from time to time.

4                                          “Lawson Group” means Lawson Software Inc., a company incorporated under the laws of the state of Delaware, U.S., and its direct and indirect subsidiaries, including the Supplier;

5                                          “Lawson Learning” means the service line within the Lawson Group which provides training related to the Software.

6                                          “Lawson Software” means the from time to time existing offering of software products and the documentation and manuals therefore developed, owned and/or licensed by the Lawson Group.

7                                          “Lawson Support” means the Lawson support organization through which the Supplier will provide support services to the Reseller, as described in section 7 below and in Appendix 5.

8                                          “Licensed Software” means the scope of Software and Third Party Software, if any, defined in Appendix 2, as amended from time to time, which is included in the license granted to the Reseller to grant licenses, market and distribute, as set out in section 1.1.

9                                          “Maintenance” means the maintenance and support services (including any upgrades, releases, updates, bug fixes, patches or workarounds) described in the then-current Support Operations Handbook and purchased by Customer under an order form or Customer Agreement, excluding any Limited Offering maintenance or support that is listed in an order form as not being “Maintenance”.

10                                    “Net License Revenue” means the license fee less any commission fee payable to any suppliers of Third Party Software or any applicable taxes.

11                                    “Partner Alliance Services” means the services made available by the Supplier which the Reseller upon signing this Agreement is entitled to utilize. Information on the Partner Alliance Services made available by the Supplier from time to time can be found at www.lawson.com.

12                                    “Reseller Support Requirements” means the required support services to be provided by the Reseller to Customers, and the requirements on the Reseller for use of Lawson Support, as described in section 7 below and in Appendix 5.

13                                    “Software” means the Lawson Software and Third Party Software, if any.

14                                    “Source Code” means the source code for any software in human-readable form.

15                                    “Territory” means the industry and/or region and/or city within India as specified under the Recitals. All industries or geographical areas not included within the Territory are exclusively reserved for Supplier or for other resellers.

16                                    “Third Party Software” means software program(s) developed, licensed and/or owned by third parties however delivered by the Lawson Group or by that Third Party, if any, provided that the Lawson Group has the right to sub-license such third party software through third party Resellers.

17                                    “Training” means training based on Lawson Learning’s training courses designed for the Lawson Group’s customers, partners and employees, as performed by or approved by Lawson Learning.

1.              Grant

1.1.           Subject to the terms and conditions of this Agreement, the Supplier hereby affirms the continuation of the Reseller as a distributor of the Licensed Software in the Territory and in connection therewith grants to the Reseller the non-exclusive, non-transferable right to grant licenses, market, provide Maintenance and distribute the Licensed Software, as the Licensed Software may be amended, revised or changed from time to time, to Customers within the Territory The Reseller hereby accepts the appointment and license rights. Supplier reserves all rights not otherwise granted herein.

1.2.           However the Supplier grants the Reseller the right to appoint its own network of co-marketing partners for increasing its customer base within the Territory. Reseller will request in writing and provide to Supplier a copy of each contract prior to entering into a co-marketing partnership around the Software, including Maintenance and services. Reseller shall be liable for any and all actions taken by its co-marketing partners in marketing and promoting the Software and shall require each co-marketing partner to sign and conform with an agreement that is no less restrictive than this Reseller Agreement and the Lawson Branding Guidelines as set forth Lawson partner community.

1.3.           The Reseller agrees not to solicit Customers outside the Territory without the consent of the Supplier, and the Reseller shall not establish any branch or maintain any distribution facility in relation to the Software outside the Territory. The Reseller shall inform the Supplier in the event of inquiries or orders from Customers outside the Territory or for shipment outside the Territory. The Supplier agrees that the existing Customer base of the Reseller and its existing pipeline as listed in Appendix “7”  will be registered according to its “Lead Registration Process” as mentioned in Section 11.1 below in the name of the Reseller registered with Supplier at the time of execution of this Agreement and will grant the Reseller all rights as per the “Lead Registration Process”

1.4.           The Reseller may market the Software to multinational Customers whose headquarters are based in the Territory but the delivery of which, may take place outside the Territory so long as delivery complies with the applicable export rules and regulations described in Section 11.1 below and is not in conflict with any existing exclusive distribution agreement. Delivery outside of the Territory may entail additional fees to be paid for a country version developed by another Lawson partner or as a result of exclusive rights or other contract terms granting such partner a right to receive a commission for any sales within its Territory.

1.4.1.       It is the mutual intention of the parties to create as strong a market position as possible for the Licensed Software in the Territory. The Reseller shall use its commercially reasonable efforts to market, license, distribute and support the Licensed Software in the Territory.

1.5.           The Supplier reserves the right to discontinue developing, producing, licensing, marketing or distributing any of the Licensed Software and to modify, replace or add to the Licensed Software in its discretion at any time. Amended or revised, modified or enhanced versions of the Licensed Software shall automatically be included in this Agreement but other software which may serve the same or similar functions as the Licensed Software will be included herein only upon mutual agreement of the parties. The Supplier is under no obligation to appoint the Reseller its distributor for any new or additional software and the Reseller is under no obligation to accept the appointment from the Supplier as the franchisee/ distributor for such new software.

Before the Supplier discontinue(s) developing, producing, licensing or distributing the Licensed Software or before any new or additional software is added to this Agreement the Supplier shall have communicated these changes to the Reseller.

2.              Term

2.1.           This Agreement shall be effective as of the date first written above and shall continue, unless sooner terminated as provided in Section 177, for an initial term of two (2) years. This Agreement shall thereafter be automatically renewed for successive two (2) year periods, unless either party gives the other party not less than three (3) months written notice of its intention to terminate the Agreement or the Agreement is terminated as provided in Section 177.

2.2.           In the event of termination of this Agreement, and notwithstanding any provisions to the contrary, the Supplier acknowledges that sales pending before the termination of the Agreement will be credited to the Reseller.

3.              Technical and Commercial Information

3.1.           The Supplier shall furnish the Reseller with one reproducible copy of all written information which the Supplier deems necessary for the Reseller to use in marketing, licensing, distributing, implementing and supporting the Software within the Territory together with an initial supply of promotional material in English and, subject to availability, a local language of the Territory.

3.2.           Upon the Reseller’s request and at the Reseller’s expense, the Supplier shall furnish the Reseller with additional supplies of its promotional material in English and, subject to availability, a local language of the Territory.

3.3.           On all copies made of the above information the Reseller shall faithfully reproduce the copyright legend or, in the absence of the same, insert notice of the Lawson Group’s or the applicable Third Party’s copyright and confidentiality legend.

4.              Shipment of a Reseller copy of the Licensed Software

4.1.           The Supplier will deliver copies of the then current version of the Licensed Software in English and, subject to availability, a local language of the Territory, on relevant data media to the Reseller within fourteen (14) days from the date of this Agreement. The license rights granted herein shall include the right to use the Licensed Software for demonstrations, testing, provide Maintenance and other purposes directly connected with this Agreement. This license shall terminate in accordance with Section 17 hereof.

4.2.           By signing this Agreement, the Reseller will get access to all reseller connected information on the Supplier’s partner portal Web site. Information about new versions, releases and/or service packs will be published through the partner portal Web site and upon receipt of information of the same; the Reseller is responsible for ordering such new versions, releases and/or service packs in order to ensure that Reseller has the most up to date version of the Licensed Software.

4.3.           The Reseller agrees and undertakes not to market, sell, sub-license or distribute any Lawson Software provided under this Section 4, or any copies thereof, to any Customer or third party or any copies thereof, to provide or offer any training or other services for Customers or third parties.

4.4.           Subject to Section 8, the Reseller shall not modify, copy, amend, reverse engineer, disassemble, decompile, add to or in any way alter the Software as supplied under this Agreement,

5.              Customer Agreements

5.1.           The Reseller is entitled to resell and distribute licenses to the Licensed Software, and related Maintenance, under the terms of the Supplier’s standard customer agreement which shall be in the same form as that set forth in Appendix 1. The Supplier reserves the right to add to, subtract from or otherwise modify the terms and conditions in the Customer Agreement. The Reseller is hereby authorized to sign and execute the Customer Agreement with the Customer.

5.2.           The Reseller is not entitled to license Licensed Software to a Customer without including the related Maintenance in the Customer Agreement, with the Maintenance period beginning upon execution of the Software license agreement.

5.3.           Where the Reseller in accordance with Appendix 2 has the right to sub-license Third Party Software, such Third Party Software may only be licensed together with the Software and on the terms and conditions designated by the Lawson Group or by the supplier of that Third Party Software.

6.              Ordering and Shipment of Licensed Software to Customers

6.1.           Upon receipt of two (2) originals of the Customer Agreement, signed by the Customer and Reseller, the Reseller shall within five (5) working days thereof, send to the Supplier a copy of such signed Customer Agreement.

6.2.           To fulfill accepted customer orders, the Supplier will deliver copies of the then current version of the Licensed Software, as ordered by the Customer, including country modifications distributed by the Supplier, directly to the Customer within seven (7) business days from receipt of the copy of the signed Customer Agreement.

6.3.           All shipments by the Supplier will be made FOB place of shipment (generally Lawson Group’s premises in Linköping, Sweden, or St Paul, Minnesota, US, as applicable).

7.              Maintenance

7.1.           The Reseller shall develop and maintain the infrastructure and trained personnel required to fulfill the Reseller Support Requirements.

7.2.           The Reseller shall ensure that the Customer complies with all regulations of Lawson’s Support Operations Handbook and other requirements necessary to successfully deliver support, as described in Appendix 5. The Support Operations Handbook shall be made available by the Supplier as and when there are any changes made, it, so that the Reseller may comply with the same, by posting the amended handbook on the Partner Community website.

7.3.           The Reseller is responsible to provide for Tier 2 support (as defined in the Lawson Support Operations Handbook) to all Reseller Customers for all Lawson Software and any Third Party products designated as supported by Lawson in the applicable Product Order Form.

7.4.           The Reseller is entitled to utilize Lawson Support for Tier 3 support (as defined in the Lawson Support Operations Handbook). All communication with Lawson Support, whether oral, electronic, or otherwise, and all accompanying documentation shall be in English.

7.5.           The complete support process between the Customer, the Reseller, and Lawson is governed by Lawson’s Support Operations Handbook and the additional regulations set out in
Appendix 5.

7.6.           The Reseller shall not deviate from the above or offer non-standard Maintenance offerings, including but not limited to multi-year Maintenance agreements without prior written approval from Supplier. However for all existing Maintenance Agreements that the Reseller has entered into with its Customers will continue to be honored by the Supplier so long as each existing Customer continues to be current on maintenance and Reseller continues to pay Supplier for such maintenance.

7.7.           Notwithstanding anything to the contrary herein, Reseller may on occasion offer to Customers or potential Customers a free initial support period (“ISP”). The Reseller will request Supplier to approve any ISP in writing prior to offering such to the specific Customer or potential Customer. Supplier reserves the right in its sole discretion to reject any request from Reseller for an ISP.

8.              Further developments

8.1.           The Reseller shall be entitled, free of charge, to all new versions and releases of the Lawson Software made available by the Supplier, upon their official release, and provided the Reseller is current on any applicable Third Party Product maintenance fees.

8.2.           Subject to a separate agreement only, and on the terms and conditions of such separate agreement, the Reseller will create and apply translation and legal and local market modification of new versions and releases for the Territory, which shall be sold to the Reseller’s Customers within the Territory at an additional cost of license and maintenance to such Customers. This is exclusive of implementation, training and any customer specific modifications.

8.3.           Upon execution of this Agreement, Reseller will provide to the Supplier the local and market modifications and translation of the Software, and any documentation related thereto. The Reseller modifications and enhancements for the localization of the Supplier Software shall be provided inclusive of the source code and considered confidential information under the terms of this Agreement.

8.4.           The Parties agree that where the Supplier identifies a Customer or potential Customer who desires to purchase the Software, Supplier may request the Reseller, to sell and ship the localized version of the Software to the Customer or potential Customer at an agreed price to be pre-determined in advance at the beginning of every fiscal year.

9.              Lawson Certification

9.1.           The training necessary to obtain a Lawson Certification for providing consulting and implementation services will be provided on the general terms and at the subsidized fees applied by the Lawson Group. Lawson reserves the right to amend such terms and fees upon provision of sufficient notice in advance of its intention to do so. The requirements for Lawson Certification are set out in Appendix 3. Any sales or pre-sales training will be provided through supplier training programs and additionally made available by Supplier on the Lawson Partner Community.

9.2.           Reseller will, within six (6) months from the effective date of this Agreement and for the term of this Agreement, meet the following training requirements:  At a minimum one (1) trained and/or Certified employee to provide support services for the M3 Software,

i)                 At a minimum two (2) trained and/or Certified employees to provide implementation and consulting services in relation to the M3 Software, and

ii)              At a minimum one (1) trained and/or Certified employee to provide installation services in relation to the M3 Software,

Nothing stated herein shall restrict Reseller employees from being trained and certified in more then one of the areas set forth above. Should Reseller fail to meet the requirements of this Section 9.2, Reseller shall be in material breach of this Agreement.

9.3.           The Reseller is only entitled to provide services for the Lawson Software within the scope of the Lawson Certification(s) held by its individual employees. The parties shall agree upon within which fields of competence the Reseller, from time to time, shall be entitled to certify personnel. Any and all services for the Lawson Software under this Agreement must be performed exclusively by such employee(s) of the Reseller, or employee(s) of a Lawson partner, whose employees hold a valid Lawson Certification to perform such services.

9.4.           Reseller may create modifications or enhancements to the Lawson Software so long as such modifications or enhancements are created by a Lawson Certified individual and are made in accordance with the Supplier’s programming standards for the Lawson Software, and the Source Code and object code for any such changes to the Lawson Software shall be stored in the Customer’s environment together with any related documentation. A copy of the Source Code and object code for such changes to the Lawson Software shall be kept in safe custody by the Customer and provided to Supplier.

10.       Payment conditions

10.1.            The Supplier will, on an annual basis, provide Reseller with the then current price configurator including the International Base Price (IBP) which will set forth the Supplier’s list price for licenses and Maintenance. Reseller may not sell Maintenance for less then the price as set forth in the price configurator unless otherwise agreed to by the Supplier.

10.2.            The Supplier reserves the right to revise the price configurator / IBP at any time by giving thirty (30) days written notice to the Reseller. Such revised prices shall be effective on the date specified in the notice and shall apply to all orders received thereafter. All orders received prior to said effective date shall be shipped at prices in effect at the time of receipt of such order, provided that the shipment for such is within thirty (30) calendar days from the date of the signed Customer Agreement.

10.3.            The Reseller will charge the Customer directly for license and maintenance fees and will effect payment to the Supplier as specified under Appendix 8 relating to Pricing Terms.

10.3.1      All payments under this Agreement shall be made to the Supplier in US Dollars (USD), if not otherwise agreed upon between the parties.

10.3.2.   For invoicing purposes all fees under this Agreement are to be invoiced by Lawson Software Asia Pacific Pte. Ltd. which company is authorized by the Supplier to collect payment under this agreement.

11.       Reseller’s obligations

11.1.            The Reseller shall at all times during the term of this Agreement and, where applicable, following termination hereof, observe and perform in accordance with the terms and conditions set out in this Agreement and in particular:

a)              shall at all times use its reasonable endeavors to promote and extend the market for the Licensed Software to all potential Customers in the Territory and work diligently to obtain orders therefore;

b)             shall regularly approach companies, to which they have already licensed Software, and to visit or contact them, investigate the possibility of supplying them with a solution incorporating further Licensed Software products, and to make every effort to encourage them to implement said solution and to order additional licenses.

c)              shall, in all correspondence and other dealings relating directly or indirectly to the licensing or other transaction relating to the Licensed Software, clearly indicate that it is acting as an independent distributor of the Licensed Software and that the Supplier or an affiliate of the Supplier, is the owner of the Lawson Software;

d)             shall not incur any liability on behalf of the Supplier or in any way pledge or purport to pledge the Supplier’s credit or purport to make any contract binding upon the Supplier;

e)              shall not alter, obscure, remove, conceal or otherwise interfere with any eye-readable or machine-readable marking on the Software or its packaging which refers to the Supplier or any of its affiliates or Third Parties as the owner, author or developer of the Lawson Software or otherwise refers to the Supplier’s or Third Party’s copyright or other intellectual property rights in the Lawson Software or Third Party Software;

f)                shall permit any duly authorized representative of the Supplier, upon reasonable prior notice, to enter into any of its premises where any Software or any materials relating thereto are stored for the purpose of ascertaining that the Reseller is complying with the provisions of this Agreement;

g)             shall immediately bring to the attention of the Supplier any improper or wrongful use of the Software or the Lawson Group trademarks, emblems, designs, models or other similar industrial, intellectual or commercial property rights which come to the notice of the Reseller and shall in the performance of its duties under this Agreement use every effort to safeguard the property rights and interests of the Lawson Group and shall at the request and cost of the Lawson Group  take all steps required by the Lawson Group to defend such rights;

h)             shall promptly bring to the attention of the Supplier any information received by the Reseller which is likely to be of interest, use or benefit to the Supplier in relation to the marketing and/or support of the Software;

i)                 shall every month or upon the Supplier’s request submit to the Supplier a report on outstanding quotations, orders received and signed agreements.

j)                 shall every three months or upon Suppliers request, prepare and submit to the Supplier, in a standardized form, reports on its marketing activities such as forecasts for potential sales, returns and other information relating to the distributorship and the marketing of the Software;

k)              shall at the Supplier’s request or no later than thirty (30) days before renewal of maintenance submit to the Supplier a report on maintenance agreements in force and their renewal;

l)                 shall immediately after a Customer Agreement has been signed submit to the Supplier, in the format requested by the Supplier, a report on such Customer Agreement as well as copies of the complete license and maintenance agreements;

m)           shall, in cases where the Customer Agreement signed with a Customer is not in the English language, provide the Supplier with an English translation as concerns such parts of the Agreement(s) or the Agreement(s) as such, as the Supplier may request.

n)             shall always use the latest version of the Supplier’s standard terms as published by the Supplier on the partner portal Web site and may furthermore only use the, for the Territory, published language and local versions of such terms.

o)             shall deal fairly and openly with potential customers as well as Customers, and shall maintain a sales-organization, trained with sufficient knowledge of the Licensed Software to provide competent assistance, advice to Customers in the selection, use and application of the Software;

p)             shall not make any representation or give any assurance that exceeds or differs from the scope of the Supplier’s written limited warranty, disclaimers and limitations;

q)             shall comply with the Lawson Group’s policies on IT security and IT infrastructure applicable to resellers or partners of the Lawson Group, as amended from time to time;

r)                shall comply with the Lawson Group’s Code of Conduct, applicable to resellers or partners of the Lawson Group, as amended from time to time;

s)              shall not conduct any business in breach of any export restrictions, trade embargoes or similar applicable to the Lawson Group , or otherwise in breach of the Lawson Group ‘s Export Control Policy, as amended from time to time.

11.2.            Within thirty (30) days after the date of this Agreement, the Supplier shall provide the Reseller instructions for complying with the Supplier lead registration process for India. After the Reseller receives those instructions, the Reseller shall comply with such lead registration process for the remaining duration of this Agreement.

12.       Audit

12.1.            The Reseller shall maintain a complete audit trail of all Customer Agreements.

12.2.            Supplier reserves the right to audit, as it deems necessary, Reseller for the accuracy of commission and invoices along with all product sales and other commitments made by Reseller in regards to this Agreement. Any invoicing and/or commission that are incorrect will without delay be corrected by the Supplier.

12.3.            The Reseller will provide the Supplier with reasonable access to its facilities, audit reports, financial data repositories, work in progress, documents, materials and personnel for the purpose of performing the audits described in this Section 12.3.

The Supplier may use external and/or internal auditors in order to execute the audit only upon informing the Reseller in advance of its intention to do so. The Supplier shall ensure that any such external auditors are subject to the same obligation of confidentiality as the Supplier under this Agreement.

13.       Liability

13.1.            Except as expressly stated herein, the Supplier makes no warranty or representation of any type, including without limitation warranties of merchantability or fitness for a particular purpose or for use under any specific conditions, notwithstanding any statements made and notwithstanding that such purpose or conditions may be or may have been known to the Supplier. Except for express warranties in this Agreement, Reseller makes no further representation or warranty.

13.2.            Notwithstanding any provision herein to the contrary, loss or damage recoverable from the Supplier or the Lawson Group for all causes of action based upon or relating to this Agreement or its subject matter, whether in contract, tort or otherwise, shall be limited to the amount of compensation paid by the Reseller to the Supplier in the twelve (12) months period immediately preceding the assertion of a claim, whether the same arises from defects in the Software, loss of use of the Software, incorrect or spoiled data, advice, or otherwise whatsoever.

13.3.            The Supplier or the Lawson Group shall not be liable for loss of profits, or for any indirect, consequential or punitive damages, save and except for any claims made by a third party against the Reseller, which claims relate to infringement of intellectual property rights and which claim arises from the Lawson Software, more specifically mentioned in Clause 13.5 below. Damages shall not include loss of profit or anticipated saving, loss of agreements, loss of goodwill, consequential loss or indirect loss, whether the same arises from defects in the Software, loss of use of the Software, incorrect or spoiled data, advice or otherwise.

13.4.            In no event shall the Supplier or the Lawson Group assume any liability with respect to the relations between the Reseller and third parties, including Customers.

13.5.            Except for the Reseller’s gross negligence or willful misconduct, Supplier shall defend, indemnify, and hold harmless Reseller and its respective employees, officers and/or agents (herein “Indemnified Persons”), from and against any loss, liabilities, damages, penalties, claims, suits, costs, expenses and disbursements at law or equity, including reasonable attorney’s fees and costs, imposed on, incurred by or asserted against the Indemnified Persons arising out of the ownership, use, licensing, sublicensing, possession, control, maintenance, operation, and transportation of the Licensed Software, including but not limited to, claims for patent, trademark, copyright infringement and claims for property damage, personal injury or wrongful death arising in strict liability or negligence. All indemnities shall survive the expiration or other termination of this Agreement and are expressly made for the benefit of, and shall be enforceable by any or all of the Indemnified Persons

13.6.            Except for the Supplier’s gross negligence or willful misconduct, the Reseller shall defend, indemnify, and hold harmless the Supplier, its affiliates and their respective employees, officers and/or agents (herein “Indemnified Persons”) from and against any loss, liabilities, damages, penalties, claims, suits, costs, expenses and disbursements at law or equity, including reasonable attorney’s fees and costs, imposed on, incurred by or asserted against the Indemnified Persons arising out of the ownership, use, licensing, sublicensing, possession, control, maintenance, operation, and transportation of the services or deliverables as provided by the Reseller, including but not limited to, claims for patent, trademark, copyright infringement and claims for property damage, personal injury or wrongful death arising in strict liability or negligence. All indemnities shall survive the expiration or other termination of this Agreement and are expressly made for the benefit of, and shall be enforceable by any or all of the Indemnified Persons. The Reseller shall have no liability under this paragraph if any suit or claim of infringement is based upon the use of the services or deliverables: (a) in a modified state not authorized by the Reseller; or (b) in a manner other than for which it was designed.

14.       Force majeure

14.1.            Neither party shall be liable by reason of failure in the performance of this Agreement in accordance with its terms if such failure arises out of causes beyond the reasonable control and without fault and negligence of such party (“Force Majeure Circumstances”). Such Force Majeure Circumstances may include but are not limited to acts of the other party, unavailability of communication facilities, acts of civil or military authorities, strikes, unavailability of raw materials, delays in transportation, riots or war.

14.2.            In the event that Force Majeure Circumstances continue for a period greater than three months, the non-claiming party shall be entitled to terminate this Agreement, by giving the claiming party thirty (30) days notice of such termination in writing. Such termination shall be without prejudice to the accrued rights and liabilities of the parties at the date of the termination, excepting for those specific Force majeure events including and not limited to natural calamities like earthquakes, etc. which renders performance difficult / impossible or delays  the performance of the affected party hereunder

15.       Copyrights, Patents, Trademarks and other Intellectual Property Rights

15.1.            The Supplier warrants that – to the best of its knowledge Supplier is not aware of third parties valid industrial property rights or similar protection, which would be infringed by the use of the Lawson Software.

15.2.            The Reseller undertakes to market and license the Licensed Software solely under the trademark(s) designated by the Supplier.

15.3.            The Reseller acknowledges that any and all of the copyrights, trademarks and other intellectual property rights used or embodied in or in connection with the Lawson Software or the Third Party Software including all documentation and manuals relating thereto is and shall remain the property of the Lawson Group and the Reseller shall not during or at any time after the expiration or termination of this Agreement in any way question or dispute the Supplier’s exclusive ownership of all right, title and interest in and to the Lawson Software, all related manuals and documentation, and all products or materials derived there from.

15.4.            The Reseller acknowledges that all trademarks, copyrights and other intellectual property rights of the Supplier are used by the Reseller and its Third Parties with the consent of the Supplier and pursuant to the terms and conditions of this Agreement. Upon expiration or termination of this Agreement, the Reseller shall forthwith discontinue all such uses, without receipt of compensation for such discontinuation, provided however that the Reseller may continue to use such trademarks with the Supplier’s consent solely for the purpose of continuing the Software support required to be provided by the Reseller hereunder for a period of one year following termination of this Agreement.

15.5.            The Reseller shall not during or after the expiration or termination of this Agreement, without the prior written consent of the Supplier or the applicable Third Party, use or adopt any name, trade name, trademark, trading style or commercial designation that includes or is similar to or may be mistaken for the whole or any part of any trademark, trade name, trading style or commercial designation used by the Supplier.

15.6.            Quality standards. With regard to the marketing of the Software, the Supplier shall have the right to establish, and to require the Reseller’s adherence to standards regarding nature and quality of any trademark use. The software as it exists on the effective date meets such standards. The Reseller shall in all material respects conduct all its business in connection with any trademark or service mark of the Supplier in accordance with all local laws.

15.7.            Inspection. From time to time, the Supplier shall have the right to inspect any customizations, modifications or enhancements to the Software made by the Reseller to determine whether the same conforms to the quality standards established by the Supplier.

15.8.            Trademark use. All use of any trademark or service mark of the Supplier pursuant to this Agreement shall be in accordance with the Supplier’s reasonable standards for such use. Each future edition of the Software as marketed (but not the Software as its exists on the effective date of this Agreement), each item of the Software promotional or advertising material that bears such a mark and each item of stationary, and each business card, that bears such a mark shall, prior to use or distribution and to the extent reasonably practical, be submitted to the Supplier for its approval of conformity with such standards.

16.       Confidentiality

16.1.            The parties shall protect the confidentiality of any proprietary information of the other party disclosed pursuant to this Agreement in the same manner as it protects its own proprietary information and shall take the appropriate measures to ensure that such confidentiality is preserved. Confidential Information shall be used only for the purposes of this Agreement.

16.2.            The Reseller shall return all proprietary information of the Supplier or its Third Parties upon the earlier of a request by the Supplier or upon expiration or termination of this Agreement. Neither party shall reproduce, disclose or use the proprietary information of the other without written authorization of the other except in performing its obligations under this Agreement or as required by law.

16.3.            The Reseller has in particular been informed about and is aware of that, according to Lawson Software Inc.’s listing at the NASDAQ stock market and the Stockholm Stock Exchange, information which might influence the evaluation of the publicly listed shares may not be divulged to the general public by other means than through public statements made by Lawson Software Inc. Use of such information in violation with these rules may a criminal offence according to Swedish and/or U.S. law.

16.4.            The provisions of this Section 16 shall survive termination of this Agreement.

17.       Termination and Expiration

17.1.            This Agreement may be terminated forthwith by either party by notice in writing from the party not at fault if any of the following events shall occur:

a)              if there shall be an assignment for the benefit of creditors of the other party, or any insolvency, bankruptcy or receivership proceeding on the part of the other party, or it shall be unable to pay its debts, or shall cease to carry on business;

b)             if the other party shall be in material breach under this Agreement and shall fail to remedy such breach within thirty (30) days from receipt of notice in writing from the non-defaulting party specifying such default;

c)              if either party is for any reason (other than one directly attributable to the other party), whether due to a force majeure event under Section 14 or otherwise, prevented from performing its obligations hereunder for a period of three (3) consecutive months or for a total period of six (6) months in any period of twelve (12) consecutive months.

d)             In the event the Reseller does not meet the agreed upon sales volumes consecutively for two years, or if the Reseller does not comply with the agreed upon personnel and financial requirements during any two consecutive calendar fiscal year.

e)              In the case of the Supplier, if all or substantially all of Reseller’s assets or capital stock is acquired by a developer, licensor or provider of software or services that directly competes with the Lawson Software and/or related services (a “Lawson Competitor”).

f)                In the case of the Supplier, if the Reseller has not fully complied with its obligations according to Section 11.1 e), p), q) or s) and/or 11.2).

g)             If either party violates section 26 or 27.

17.2.            This Agreement shall automatically terminate if, for whatever reason, the Supplier’s rights to license, market, distribute and support the Software are terminated, or if, and to the extent, the Lawson Group should be prohibited from conducting business with the Reseller due to any applicable export restrictions or trade embargo. If however such rights to license, market, distribute and support are terminated only as concern certain sub-licensed Third Party Software, the termination will only apply to the Resellers right to continue to distribute such third party software.

17.3.            For purposes of this Agreement, non-payment beyond the stipulated date and any extensions thereof shall always be deemed a material breach.

17.4.            The expiration or termination of this Agreement shall be without prejudice to the rights of the parties accrued up to the date of such expiration or termination.

17.5.            Upon expiration or termination (for whatever reason) of this Agreement, the Reseller shall immediately cease all marketing activities with respect to the Software and discontinue any Maintenance services to customers except to the extent required by the Supplier. The Supplier shall fulfill all orders accepted prior to termination and shall assume or cause a third party to assume support obligations to customers not retained by the Reseller. The Reseller shall also return or destroy (as the Supplier shall instruct) no later than fourteen (14) days thereafter, all Software, documentation, technical information and any other data supplied to the Reseller during the term of this Agreement and any copies made of the whole or any part of the same and the Reseller shall furnish the Supplier with a Certification, certifying that the same has been done. The Reseller shall also cease all usage of or reference to the Lawson Group’s, Lawson’s customers’ or its third parties’ name(s) or trademark(s) (or any name under which the Lawson Group, its customers or third parties do business) for any purpose including but not limited to, any marketing, public relations, advertising, display or other business purpose.

18.       Relationship of the Reseller to the Supplier

Notwithstanding anything else that may be implied elsewhere in this Agreement it is agreed and understood that the Reseller is not the agent or representative of the Supplier and has no authority or power to bind or contract in the name of or to create any liability against the Supplier in any way or for any purpose. It is understood that the Reseller is an independent contractor with non-exclusive rights confirmed by this Agreement to license, market and distribute the Software on its own accord and responsibility in the Territory.

19.       Waiver

Failure or neglect by the Supplier to enforce at any time any of the provisions hereof shall not be construed as or deemed to be a waiver of the Supplier’s rights hereunder or in any way affect the validity of the whole or any other provision of this Agreement prejudice the Supplier’s rights to take subsequent action. Any waiver of the provisions of this Agreement must be in writing and signed by the party making the waiver.

20.       Assignment

20.1.            This Agreement and the rights and licenses granted hereunder are not transferable. This Agreement shall not be assigned by the Reseller whether voluntarily or involuntarily or by operation of law, in whole or in part, to any party without the prior written consent of the Supplier.

20.2.            The Supplier may transfer to any third party whatsoever the right to receive payments due under the Agreement without the Reseller’s consent.

20.3.            The Supplier may, without need for the consent of the Reseller, transfer this Agreement to another company within the Lawson Group.

21.       Notices

Lawson	Partner:

Attn.: General Counsel	Attn.: Director-Legal
380 St. Peter Street	Sy. No. 12/1 & 13/1,
Kadubeesanahalli, Outer Ring
Road
St. Paul, MN 55102	Bangalore - 560 087
India
Telephone: 651-767-4827	Telephone: +91-80-30271000
Fax:	Fax: +91-80-30272000

Notices and other communications to be exchanged between the parties may be sent by courier, first class post, fax or via electronic mail, to the receiving party’s last know address or its registered offices. Communications sent by courier shall be deemed received by the receiving party when proof of receipt has been signed, communications sent via first class post shall be deemed received seven days after the date of posting, communications sent via fax or electronic mail shall be considered received immediately after receipt of the fax or (as the case may be) electronic mail confirmation report. The Supplier reserves the right to deliver messages of general interest as concerns the Software and which affect also other than the Reseller, e.g. other Resellers, sub-

consultants and /or all licensees of the Software, by use of any of electronic addresses which the Supplier from time to time may specify to the Reseller.

22.       Public announcements

22.1.            Each party may issue an agreed upon press release after receiving the other party’s written approval of the exact wording, which shall not be unreasonably withheld.

22.2.            Neither of the parties shall otherwise use any name, logo or trademark/service mark of the other party in any way without prior written authorization of such other party. Lawson is however entitled to issue a public notice announcing that the parties have entered into the Agreement including information as regards the scope, provided such public notice is mandatory in accordance with Lawson’s listing contract with the Stockholm or NASDAQ Stock Exchange, or other stock exchange regulations, and provided the Reseller is first provided with a copy of such notice.

23.       Choice of law

This Agreement shall be governed by the laws of Minnesota, without reference to the conflict of laws and shall be construed in accordance therewith excluding the law on conflict of laws.

24.       Settlement of Disputes

24.1.            Subject to section 24.4, all disputes arising in relation to this Agreement (including, without limitation, its validity, interpretation and applicability) shall be finally determined by binding arbitration in accordance with the Rules of the American Arbitration Association. The arbitration committee shall be comprised of three arbitrators, of which the Reseller and Supplier shall appoint one each. The appointed arbitrators shall jointly appoint a third arbitrator who shall be the chairman of the arbitration committee.

24.2.            The arbitration shall take place in Minnesota, USA.

24.3.            The language to be used in the arbitral proceedings shall be English.

24.4.            Notwithstanding the above, the parties agree that the ordinary courts, including, for the avoidance of doubt, the Enforcement Authorities, of Minnesota, USA shall have jurisdiction over actions relating to non-payment of undisputed claims.

25.       Amendment

25.1.            No provision of this Agreement may be modified or amended except by an instrument in writing signed by both parties.

25.2.            To the extent any provision or part thereof, of this Agreement is held invalid under any present or future applicable statute or rule of law, the remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

26.       Representations and Warranties

Each of the parties represents and warrants that:

a)              It is a corporation duly organized and in good standing under the laws of its jurisdiction and has the full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder

b)             This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

c)              All consents, approvals and authorizations necessary for the due execution, delivery and performance of this Agreement have been obtained or effected and remain in full force and effect as of the date hereof.

d)             The execution and delivery of this Agreement, and the performance of its obligations hereunder, do not and will not violate any applicable laws or regulations of the jurisdiction of its incorporations and will not conflict with or result in a breach of any contract, agreement or other obligation to which it is a party or for which any of its properties may be bound or its articles of incorporation and by-laws or the equivalent constitutive documents of such party.

27.       Non-Solicitation

27.1.            During the Term of this Agreement and for a period of eighteen (18) months thereafter:

(a)          The Reseller shall not either itself, or on behalf of or through any third party, hire, employ, retain (directly or indirectly), or contract for services (directly or indirectly) with, any current or future employee of the Lawson Group  including twelve (12) months from such employment has terminated; and

(b)         The Supplier shall not either itself, or on behalf of or through any third party, hire, employ, retain (directly or indirectly), or contract for services (directly or indirectly) with, any current or future employee of Reseller, including twelve (12) months from such employment has terminated.

27.2.            If Reseller violates this Section 27, Reseller agrees to pay to Supplier as liquidated damages a fee of 100% of such Lawson Group employee’s annual compensation in effect at the time of such employee’s severance of employment with Lawson, as evidenced by a copy of such employee’s most recent payroll record.

27.3.            If Supplier violates this Section 27, Supplier agrees to pay to Reseller as liquidated damages a fee of 100% of such Reseller employee’s annual compensation in effect at the time of such employee’s severance of employment with Reseller, as evidenced by a copy of such employee’s most recent payroll record.

27.4.            If any part of this Section 27 should be determined by a court of competent jurisdiction to be unreasonable in duration, or scope, then this Section 27 is intended to and shall extend only for such period of time and with respect to such activity as is determined to be reasonable.

28.       Miscellaneous

28.1.            This Agreement has been prepared and executed in duplicate counterparts each of which shall constitute an original copy of this Agreement.

28.2.            This Agreement consists of this document including the appendices attached hereto, to which reference is made in this Agreement.

28.3.            In case of inconsistencies between this document and an appendix, this document will prevail over the appendix unless specifically stated therein. In case of inconsistencies between appendices, an appendix with a lower number will prevail over an appendix with a higher number.

28.4.            Headings set out in this Agreement are for ease of reference only and shall not affect the interpretation hereof.

28.5.            The Agreement contains the complete agreement with Reseller and supersedes all prior agreements, representations, statements, requests for proposal, proposals, negotiations, understandings and undertakings between the parties in relation to the subject-matter of this Agreement.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date stated below.

/s/ H Debes	/s/ PA Ananthanarayanan
Date and Place	Date and Place April 27, 2007

St. Paul, MN USA	Bangalore, India

Lawson International AB	Symphony Service Corp. (India) Private Limited

Name of Signatory	Name of Signatory

H Debes	PA Ananthanarayanan

Address P.O. Box 596 SE-182 15 Danderyd SWEDEN Telephone +46 8 5552 5000 Fax +46 8 5552 5999	Address: Sy. Nos 12/1 & 13/1, Kadubeesanahalli, Outer Ring Road, Bangalore – 560 087, India Telephone +91-80-30271000 Fax + 91-80-30272000

Appendices:

1              Lawson standard Customer Agreement
2              Specification / POF Licensed Software
3              Certification
4              Business planTemplate
5              Reseller Support Requirements
6              Lead Registration Process
7              Reseller’s Customers and pipeline
8              Pricing Terms and Revenue Quota’s